Exhibit 10.28

NEUROGENE, Inc

Suite 1002, 434 w33rd Street

New York, NY 10001

January 7, 2019

Rachel McMinn, Ph.D.

Re:	Memorialization of Employment Terms

Dear Rachel:

As part of the Series A financing arrangements, I am writing to memorialize your employment terms and confirm your mutully agreed compensation and benefits to investors and the future board nominees.

Neurogene, Inc (the “Company”), has offered you full-time employment in the exempt position of President and CEO, in which you will be responsible for such duties as are normally associated with such position. The position will be headquartered at the Neurogene offices in Hudson Yards at Suite 1102, 424-434 West 33rd Street, New York. In the course of your employment with the Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base gross salary at the monthly rate of $33,333 which is subject to required tax withholding and other authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time. Your target cash annual bonus will be 40% and pro-rata’d based on your length of service during the calendar year. All compensation will commence with immediate effect from the close of the Series A.

In accordance with the New York Wage Theft Prevention Act, attached hereto as Exhibit C is a document entitled “Notice to Employee.” This notice provides you with further information concerning the Company, your compensation, the Company’s paydays and the Company’s worker’s compensation carrier. Please sign page 2 of the Notice to Employee acknowledging your receipt of the document at the same time you sign this offer accepting its terms.

The Company agrees to award the Employee will be able to participate in current and future employee equity programs. Any award will be subject to approval by the Company’s Board of Directors and successful completion of the Series A fundraising. Any stock award will also be subject to the terms, vesting schedules and conditions of the Company’s 2018 Equity Incentive Plan and a restricted stock agreement to be entered into between you and the Company.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees as applicable.

You will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and Company policy.

As a condition of continued employment, you will be required (1) to sign and comply with an Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America; and (3) to provide satisfactory proof of your identity as required by U.S. law. A further condition of your employment is satisfactory completion of a criminal background check.

By signing below, you represent that your performance of services to the Company does not and will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

This letter and the agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the agreement or contrary to those contained in this letter or the agreement, that may have been made to you are expressly cancelled and superseded by this offer.

This letter shall be interpreted and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Board of Directors of the Company.

Please sign and date this letter and page 2 of the “Notice to Employee” and return it to me by email at                  to confirm acceptance of the foregoing employment terms.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone at                  or by email at                 .

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

NEUROGENE, INC

By:	/s/ Michael Cunniffe
Name:	Michael Cunniffe
Title:	VP Finance

Accepted by:

/s/ Rachel McMinn Ph.D.
Rachel McMinn Ph.D.

1/10/19
Date: